July 2015
Pricing Sheet dated July 31, 2015 relating to Preliminary Terms No. 410 dated June 30, 2015 Registration Statement No. 333-199966 Filed pursuant to Rule 433
STRUCTURED INVESTMENTS
Opportunities in U.S. and International Equities

Trigger PLUS Based on the Performance of an Equally Weighted Basket of Three Indices due August 3, 2018
Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

PRICING TERMS — July 31, 2015
Issuer:	JPMorgan Chase & Co.
Basket:	Underlying indices	Bloomberg ticker symbol	Basket weighting
	S&P 500® Index (the “SPX Index”)	SPX	1/3
	EURO STOXX 50® Index (the “SX5E Index”)	SX5E	1/3
	TOPIX® Index (the “TPX Index”)	TPX	1/3
We refer to the SPX Index, the SX5E Index and the TPX Index as the underlying indices.
Aggregate principal amount:	$9,072,900
Payment at maturity:	If the final basket value is greater than the initial basket value, for each $10 stated principal amount Trigger PLUS,
$10 + leveraged upside payment
In no event will the payment at maturity exceed the maximum payment at maturity.
If the final basket value is less than or equal to the initial basket value but is greater than or equal to the trigger level, for each $10 stated principal amount Trigger PLUS,
$10
If the final basket value is less than the trigger level, for each $10 stated principal amount Trigger PLUS
$10 × basket performance factor
This amount will be less than the stated principal amount of $10 per Trigger PLUS and will represent a loss of more than 15% and possibly all of your investment.
Leveraged upside payment:	$10 × leverage factor × basket percent increase
Basket percent increase:	(final basket value – initial basket value) / initial basket value
Initial basket value:	Set equal to 100 on the pricing date
Final basket value:	The closing value of the basket on the valuation date
Trigger level:	85% of the initial basket value
Leverage factor:	200%
Basket performance factor:	final basket value / initial basket value
Maximum payment at maturity:	$13.65 (136.50% of the stated principal amount) per Trigger PLUS
Stated principal amount:	$10 per Trigger PLUS
Issue price:	$10 per Trigger PLUS (see “Commissions and issue price” below)
Pricing date:	July 31, 2015
Original issue date (settlement date):	August 5, 2015
Valuation date:
July 31, 2018, subject to postponement in the event of certain market disruption events and as described under “General Terms of Notes — Postponement of a Determination Date — Notes Linked to Multiple Underlyings”  in the accompanying product supplement no. 4a-I

Maturity date:
August 3, 2018, subject to postponement in the event of certain market disruption events and as described under “General Terms of Notes — Postponement of a Payment Date” in the accompanying product supplement no. 4a-I

CUSIP / ISIN:	48127X211 / US48127X2119
Listing:	The Trigger PLUS will not be listed on any securities exchange.
Agent:	J.P. Morgan Securities LLC (“JPMS”)
			Terms continued on the following page
Commissions and issue price:	Price to public(1)	Fees and commissions	Proceeds to issuer
Per Trigger PLUS	$10.00	$0.25(2)	$9.70
		$0.05(3)
Total	$9,072,900.00	$272,187.00	$8,800,713.00
(1)	See “Additional Information about the Trigger PLUS — Supplemental use of proceeds and hedging” in the accompanying preliminary terms for information about the components of the price to public of the Trigger PLUS.
(2)	JPMS, acting as agent for JPMorgan Chase & Co., will pay all of the selling commissions of $0.30 per $10 stated principal amount Trigger PLUS it receives from us to Morgan Stanley Smith Barney LLC (“Morgan Stanley Wealth Management”). See “Plan of Distribution (Conflicts of Interest)” beginning on page PS-87 of the accompanying product supplement no. 4a-I.
(3)	Reflects a structuring fee payable to Morgan Stanley Wealth Management by the agent or its affiliates of $0.05 for each $10 stated principal amount Trigger PLUS

The estimated value of the Trigger PLUS on the pricing date as determined by JPMS was $9.677 per $10 stated principal amount Trigger PLUS.  See “Additional Information about the Trigger PLUS — JPMS’s estimated value of the Trigger PLUS” in the accompanying preliminary terms for additional information.
The Trigger PLUS are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.
You should read this document together with the preliminary terms describing the offering and the related product supplement no. 4a-I, underlying supplement no. 1a-I, prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.  Please also see “Additional Information about the Trigger PLUS” in the accompanying preliminary terms.
Preliminary terms no. 410 dated June 30, 2015: http://www.sec.gov/Archives/edgar/data/19617/000089109215005625/e64921fwp.htm
Product supplement no. 4a-I dated November 7, 2014: http://www.sec.gov/Archives/edgar/data/19617/000089109214008407/e61359_424b2.pdf
Underlying supplement no. 1a-I dated November 7, 2014: http://www.sec.gov/Archives/edgar/data/19617/000089109214008410/e61337_424b2.pdf
Prospectus supplement and prospectus, each dated November 7, 2014: http://www.sec.gov/Archives/edgar/data/19617/000089109214008397/e61348_424b2.pdf
The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free (800) 869-3326.

Trigger PLUS Based on the Performance of an Equally Weighted Basket of Two Indices and an Exchange-Traded Fund due August 3, 2018 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities
Terms continued from previous page:
Closing value of the basket:	The closing value of the basket on the valuation date will be calculated as follows: 100 × [1 + sum of (index return of each underlying index × basket weighting of that underlying index)]
Index return:	With respect to each underlying index: (final index value – initial index value) initial index value
Initial index value:
With respect to each underlying index, the closing level of that underlying index on the pricing date, which was 2,103.84 for the S&P 500® Index, 3,600.69 for the EURO STOXX 50® Index and 1,659.52 for the TOPIX® Index

Final index value:	With respect to each underlying index, the closing level of that underlying index on the valuation date

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